Exhibit 99.2

This Exhibit to the Current Report on Form 8-K of Express Scripts Holding Company (the “Company) includes Item 1 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on October 24, 2017, with amendments to Note 12 - Condensed consolidating financial information.

On October 26, 2017, the Company entered into an Amendment and Restatement Agreement with Express Scripts, Inc. (“ESI”), Medco Health Solutions, Inc. (“Medco”), the lenders party thereto, Citibank, N.A., as administrative agent, and Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Company’s existing credit agreement, which amended and restated the Company’s existing credit agreement (as amended and restated, the “Credit Agreement”). The Credit Agreement provides for a five-year revolving loan facility in an aggregate principal amount of $3.5 billion and continues an existing five-year term loan in an outstanding aggregate principal amount of $2.625 billion.

In connection with entering into the Credit Agreement, on October 26, 2017, the Company sent a notice to the respective trustees under the indentures governing the Company’s outstanding senior notes (including notes issued by ESI and Medco) that, effective as of October 26, 2017, simultaneously with the closing of the Credit Agreement, each of the guarantors under such indentures, other than the Company, ESI and Medco, as applicable, was automatically released from all of its respective obligations under such indentures and its respective guarantees of the outstanding senior notes of the Company, ESI and Medco issued thereunder. As such, the subsidiary guarantors (other than ESI and Medco) have been combined with the subsidiary non-guarantors within Note 12 - Condensed consolidating financial information. See Note 12 for further description of this change.

Except for matters noted above, no other information in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 is being updated for events or developments that occurred subsequent to the filing with the SEC on October 24, 2017 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. More current information is contained in other filings with the SEC. This Current Report on Form 8-K should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and other filings. The other filings contain important information regarding events and developments of the Company that have occurred since the filing of the Company’s Annual Report on Form10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Index

Documents filed as part of this Report:

Financial Statements

Unaudited Consolidated Balance Sheet as of September 30, 2017 and Consolidated Balance Sheet as of December 31, 2016

Unaudited Consolidated Statement of Operations for the three and nine months ended September 30, 2017 and 2016

Unaudited Consolidated Statement of Comprehensive Income for the three and nine months ended September 30, 2017 and 2016

Unaudited Consolidated Statement of Changes in Stockholders’ Equity for the nine months ended September 30, 2017

Unaudited Consolidated Statement of Cash Flows for the nine months ended September 30, 2017 and 2016

Notes to Unaudited Consolidated Financial Statements

Item 1.	Financial Statements
EXPRESS SCRIPTS HOLDING COMPANY
Unaudited Consolidated Balance Sheet

(in millions)	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$3,395.9	$3,077.2
Receivables, net	6,871.5	7,062.1
Inventories	2,052.9	1,959.0
Prepaid expenses and other current assets	358.7	265.1
Total current assets	12,679.0	12,363.4
Property and equipment, net	1,266.6	1,273.6
Goodwill	29,424.8	29,277.8
Other intangible assets, net	7,697.8	8,636.9
Other assets	138.0	193.2
Total assets	$51,206.2	$51,744.9

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$9,483.5	$8,836.9
Accounts payable	4,377.9	3,875.7
Accrued expenses	2,314.3	2,993.2
Current maturities of long-term debt	1,181.1	722.3
Total current liabilities	17,356.8	16,428.1
Long-term debt	13,726.7	14,846.0
Deferred taxes	3,401.9	3,603.3
Other liabilities	798.5	623.7
Total liabilities	35,283.9	35,501.1
Commitments and contingencies (Note 10)
Stockholders’ equity:
Preferred stock, 15.0 shares authorized, $0.01 par value per share; no shares issued and outstanding	—	—
Common stock, 2,985.0 shares authorized, $0.01 par value; shares issued: 861.7 and 857.5, respectively; shares outstanding: 566.4 and 605.5, respectively	8.6	8.6
Additional paid-in capital	23,486.1	23,233.6
Accumulated other comprehensive loss	(3.9)	(12.3)
Retained earnings	13,991.0	11,801.2
	37,481.8	35,031.1
Common stock in treasury at cost, 295.3 and 252.0 shares, respectively	(21,565.3)	(18,795.1)
Total Express Scripts stockholders’ equity	15,916.5	16,236.0
Non-controlling interest	5.8	7.8
Total stockholders’ equity	15,922.3	16,243.8
Total liabilities and stockholders’ equity	$51,206.2	$51,744.9

See accompanying Notes to Unaudited Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY
Unaudited Consolidated Statement of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2017	2016	2017	2016
Revenues(1)	$24,683.4	$25,410.1	$74,685.8	$75,424.2
Cost of revenues(1)	22,445.7	23,136.0	68,414.2	69,141.9
Gross profit	2,237.7	2,274.1	6,271.6	6,282.3
Selling, general and administrative	759.3	858.1	2,360.0	2,669.2
Operating income	1,478.4	1,416.0	3,911.6	3,613.1
Other (expense) income:
Interest income and other	13.6	8.3	28.7	27.4
Interest expense and other	(147.7)	(273.4)	(439.9)	(548.8)
	(134.1)	(265.1)	(411.2)	(521.4)
Income before income taxes	1,344.3	1,150.9	3,500.4	3,091.7
Provision for income taxes	499.3	422.4	1,299.6	1,103.9
Net income	845.0	728.5	2,200.8	1,987.8
Less: Net income attributable to non-controlling interest	3.3	5.6	11.0	18.1
Net income attributable to Express Scripts	$841.7	$722.9	$2,189.8	$1,969.7

Weighted-average number of common shares outstanding during the period:
Basic	571.8	622.6	585.1	632.9
Diluted	574.7	627.1	588.4	637.4
Earnings per share:
Basic	$1.47	$1.16	$3.74	$3.11
Diluted	$1.46	$1.15	$3.72	$3.09

(1)
Includes retail pharmacy co-payments of $1,925.8 million and $2,008.5 million for the three months ended September 30, 2017 and 2016, respectively, and $6,409.7 million and $6,685.9 million for the nine months ended September 30, 2017 and 2016, respectively.

See accompanying Notes to Unaudited Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY
Unaudited Consolidated Statement of Comprehensive Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2017	2016	2017	2016
Net income	$845.0	$728.5	$2,200.8	$1,987.8
Other comprehensive income (loss):
Foreign currency translation adjustment	3.7	(1.7)	8.4	4.4
Comprehensive income	848.7	726.8	2,209.2	1,992.2
Less: Comprehensive income attributable to non-controlling interest	3.3	5.6	11.0	18.1
Comprehensive income attributable to Express Scripts	$845.4	$721.2	$2,198.2	$1,974.1

See accompanying Notes to Unaudited Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY
Unaudited Consolidated Statement of Changes in Stockholders’ Equity

	Number of Shares	Amount
(in millions)	Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Treasury Stock	Non- controlling Interest	Total
Balance at December 31, 2016	857.5	$8.6	$23,233.6	$(12.3)	$11,801.2	$(18,795.1)	$7.8	$16,243.8
Net income	—	—	—	—	2,189.8	—	11.0	2,200.8
Other comprehensive income	—	—	—	8.4	—	—	—	8.4
Treasury stock acquired	—	—	—	—	—	(2,770.2)	—	(2,770.2)
Issuance of common shares in connection with acquisition	2.0	—	124.5	—	—	—	—	124.5
Changes in stockholders’ equity related to employee stock plans	2.2	—	128.0	—	—	—	—	128.0
Distributions to non-controlling interest, net of contributions	—	—	—	—	—	—	(13.0)	(13.0)
Balance at September 30, 2017	861.7	$8.6	$23,486.1	$(3.9)	$13,991.0	$(21,565.3)	$5.8	$15,922.3

See accompanying Notes to Unaudited Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY
Unaudited Consolidated Statement of Cash Flows

	Nine Months Ended September 30,
(in millions)	2017	2016
Cash flows from operating activities:
Net income	$2,200.8	$1,987.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,344.2	1,611.2
Deferred income taxes	(247.5)	(334.0)
Employee stock-based compensation expense	78.0	81.9
Other, net	24.2	(19.1)
Changes in operating assets and liabilities:
Receivables	161.2	(270.7)
Inventories	(93.8)	345.7
Other current and noncurrent assets	(88.8)	(43.5)
Claims and rebates payable	642.6	(680.7)
Accounts payable	475.4	348.0
Accrued expenses	(659.3)	(327.4)
Other current and noncurrent liabilities	144.5	(28.7)
Net cash flows provided by operating activities	3,981.5	2,670.5
Cash flows from investing activities:
Purchases of property and equipment	(177.3)	(237.6)
Acquisitions, net of cash acquired	(122.7)	—
Other, net	(11.3)	(7.6)
Net cash used in investing activities	(311.3)	(245.2)
Cash flows from financing activities:
Treasury stock acquired	(2,735.7)	(3,892.7)
Repayment of long-term debt	(650.0)	(5,395.0)
Net proceeds from employee stock plans	51.3	56.0
Proceeds from long-term debt, net of discounts	—	5,986.8
Excess tax benefit relating to employee stock-based compensation	—	11.1
Other, net	(22.5)	(75.7)
Net cash used in financing activities	(3,356.9)	(3,309.5)
Effect of foreign currency translation adjustment	5.4	2.6
Net increase (decrease) in cash and cash equivalents	318.7	(881.6)
Cash and cash equivalents at beginning of period	3,077.2	3,186.3
Cash and cash equivalents at end of period	$3,395.9	$2,304.7

See accompanying Notes to Unaudited Consolidated Financial Statements

EXPRESS SCRIPTS HOLDING COMPANY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of significant accounting policies

Our significant accounting policies, normally included in financial statements prepared in conformity with generally accepted accounting principles, have been omitted from this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). We believe the disclosures contained in this Form 10-Q are adequate to fairly state the information when read in conjunction with the Notes to the Consolidated Financial Statements included in our consolidated financial statements for the year ended December 31, 2016, included in Item 8 - Consolidated Financial Statements and Supplementary Data, included in our Annual Report on Form 10-K filed with the SEC on February 14, 2017. For a description of our accounting policies, refer to the Notes to the Consolidated Financial Statements included therein.

We believe the accompanying unaudited consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) necessary to state fairly the unaudited consolidated balance sheet as of September 30, 2017, the consolidated balance sheet as of December 31, 2016, the unaudited consolidated statement of operations and unaudited consolidated statement of comprehensive income for the three and nine months ended September 30, 2017 and 2016, the unaudited consolidated statement of changes in stockholders’ equity for the nine months ended September 30, 2017, and the unaudited consolidated statement of cash flows for the nine months ended September 30, 2017 and 2016. Operating results for the three and nine months ended September 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017.

Adopted new accounting guidance. In March 2016, Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-09, Improvements to Employee Share-Based Payment Accounting, which amends Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. The new standard simplifies the accounting for stock-based compensation, including amendments on how both taxes related to stock-based compensation and cash payments made to taxing authorities are recorded, changing the threshold to qualify for equity classification and allowing an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. Excess tax benefits were historically recorded in additional paid-in capital. Upon adoption on January 1, 2017, excess tax benefits, which are immaterial for the three and nine months ended September 30, 2017, are prospectively recognized as income tax expense on our consolidated statement of operations and prospectively recognized as an operating activity on our consolidated statement of cash flows for the nine months ended September 30, 2017. Prior periods have not been retrospectively adjusted for adoption of this standard. We have also elected to continue to estimate the number of awards that are expected to vest. The remaining amendments to this standard, as noted above, are either not applicable or do not change our current accounting practices and thus do not impact our consolidated financial statements, including our consolidated statement of cash flows.

New accounting guidance not yet adopted. In August 2016, FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. The guidance addresses the classification of cash flow related to (1) debt prepayment or extinguishment costs, (2) settlement of zero-coupon debt instruments or other debt instruments with coupon rates that are insignificant in relation to the effective interest rate of the borrowing, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate-owned life insurance, including bank-owned life insurance, (6) distributions received from equity method investees and (7) beneficial interests in securitization transactions. The guidance also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The guidance will generally be applied retrospectively and is effective for financial statements issued for annual reporting periods beginning after December 15, 2017. In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash. This guidance requires amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance will be applied retrospectively and is effective for financial statements issued for annual reporting periods beginning after December 15, 2017. We are currently evaluating the impact of these standards on our consolidated statement of cash flows.

In February 2016, FASB issued ASU 2016-02, Leases (ASC Topic 842), which supersedes ASC Topic 840, Leases. This ASU is intended to increase transparency and comparability of organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The new guidance is effective for financial statements issued for annual reporting periods beginning after December 15, 2018, and early application is permitted. We are currently evaluating the impact of this standard on our consolidated financial statements.

In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASC Topic 606), which supersedes ASC Topic 605, Revenue Recognition. The new standard requires companies to recognize revenues upon transfer of goods or services to customers in amounts that reflect the consideration which the company expects to receive in exchange for those goods or services. In July 2015, the FASB delayed the effective date of the standard by one year. The new guidance is effective for financial statements issued for annual reporting periods beginning after December 15, 2017. We have substantially completed evaluation of our Pharmacy Benefit Management (“PBM”) and Other Business Operations segments and have determined adoption of the new standard will not have a significant impact on our consolidated financial statements. We are in the process of finalizing our revised disclosures and anticipate full retrospective application upon adoption.

Note 2 - Fair value measurements

Authoritative guidance regarding fair value measurement establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Cash and cash equivalents include cash and investments in AAA-rated money market mutual funds with original maturities of less than 90 days. Cash and cash equivalents are stated at cost, which approximates fair value. These investments are classified within Level 1 of the fair value hierarchy because they are valued using quoted prices in active markets. The fair values of receivables, claims and rebates payable and accounts payable approximate carrying values due to the short-term maturities of these instruments.

Financial assets accounted for at fair value on a recurring basis include trading securities (included in other assets and consisting primarily of mutual funds) of $28.8 million and $29.9 million as of September 30, 2017 and December 31, 2016, respectively. These assets are carried at fair value based on quoted prices in active markets for identical securities (Level 1).

The fair value, which approximates the carrying value, of our 2015 five-year term loan (Level 2) (as defined in Note 6 - Financing) was estimated using the current market rate for debt with a similar maturity. The fair values of our senior notes are $12,872.5 million and $13,041.4 million as of September 30, 2017 and December 31, 2016, respectively. See Note 6 - Financing for further discussion of the carrying values of our debt. The fair values of our senior notes were estimated based on observable market information (Level 2). In determining the fair values of liabilities, we took into consideration the risk of nonperformance. Nonperformance risk refers to the risk the obligation will not be fulfilled and affects the value at which the liability would be transferred to a market participant. This risk did not have a material impact on the fair values of our liabilities.

Note 3 - Receivables, net

Included within “Receivables, net” are the following, which are reflected net of our allowance for doubtful accounts, customer credit allowances, and contractual allowances:

(in millions)	September 30, 2017	December 31, 2016
Trade receivables, net	$3,818.3	$4,140.3
Pharmaceutical manufacturers receivables, net	2,535.6	2,242.6
Other receivables	517.6	679.2
Total receivables, net	$6,871.5	$7,062.1

Note 4 - Goodwill and other intangible assets

Following is a summary of our goodwill and other intangible assets for our two reportable segments, PBM and Other Business Operations.

	September 30, 2017			December 31, 2016
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Goodwill
PBM	$29,434.4	$(107.0)	$29,327.4	$29,287.2	$(106.8)	$29,180.4
Other Business Operations	97.4	—	97.4	97.4	—	97.4
	$29,531.8	$(107.0)	$29,424.8	$29,384.6	$(106.8)	$29,277.8
Other intangible assets
PBM
Customer contracts(1)(2)	$17,579.0	$(10,022.8)	$7,556.2	$17,570.5	$(9,083.4)	$8,487.1
Trade names(1)	232.5	(123.0)	109.5	226.6	(105.9)	120.7
Miscellaneous(1)(2)	8.8	(0.7)	8.1	8.7	(8.2)	0.5
	17,820.3	(10,146.5)	7,673.8	17,805.8	(9,197.5)	8,608.3
Other Business Operations
Customer relationships	39.6	(31.5)	8.1	39.4	(29.4)	10.0
Trade names	35.7	(19.8)	15.9	35.7	(17.1)	18.6
	75.3	(51.3)	24.0	75.1	(46.5)	28.6
Total other intangible assets	$17,895.6	$(10,197.8)	$7,697.8	$17,880.9	$(9,244.0)	$8,636.9

(1)
Changes in the gross carrying amount of PBM customer contracts, trade names, and miscellaneous intangible assets represent the acquisition of myMatrixx Holdings, Inc. in May 2017. The acquisition is not material to our consolidated financial statements.

(2)	Changes in the gross carrying amount of PBM customer contracts and miscellaneous intangible assets and related accumulated amortization also reflect the write-off of fully depreciated assets.

Following is a summary of the change in the net carrying value of goodwill by reportable segment:

(in millions)	PBM	Other Business Operations	Total
Balance at December 31, 2016	$29,180.4	$97.4	$29,277.8
Acquisitions(1)	145.4	—	145.4
Foreign currency translation	1.6	—	1.6
Balance at September 30, 2017	$29,327.4	$97.4	$29,424.8

(1)	Represents the acquisition of myMatrixx Holdings Inc. in May 2017. The acquisition is not material to our consolidated financial statements.

The aggregate amount of amortization expense of other intangible assets was $366.1 million and $463.7 million for the three months ended September 30, 2017 and 2016, respectively, and $1,092.6 million and $1,370.7 million for the nine months ended September 30, 2017 and 2016, respectively.

Included in total amortization expense is $55.4 million for both the three months ended September 30, 2017 and 2016 and $166.2 million and $145.1 million for the nine months ended September 30, 2017 and 2016, respectively, related to our 10-year contract with Anthem, Inc. (“Anthem”) to provide PBM services to members of the affiliated health plans of Anthem, which amounts are included as an offset to revenues. When we executed our agreement with Anthem in 2009, we considered the overall structure of the agreement and the nature of our relationship with Anthem, including the complexity of the service level required, and attributed a reasonable likelihood of renewal at the end of its term in 2019. Accordingly, we amortized the agreement using a modified pattern of benefit over an estimated useful life of 15 years. However, due to the sequence of events regarding our discussions with Anthem, culminating in the filing of a lawsuit by Anthem on March 21, 2016, we felt it prudent to consider the increased likelihood of either non-renewal or renewal on substantially different terms such that, beginning in March 2016, we began amortizing our agreement with Anthem over the remaining term of the contract (i.e., using a life of 10 years from the time the agreement was executed in 2009). Previously, we amortized the agreement over 15 years. Therefore, the intangible asset amortization associated with the Anthem agreement will run through the remaining term of the contract at the end of 2019, reducing the previous amortization period by 5 years. This change increased intangible asset amortization by $10.5 million for the first quarter of 2016 and by approximately $32.0 million per quarter beginning in the second quarter of 2016.

The weighted-average amortization period of intangible assets subject to amortization is 15 years, and by major intangible asset class is 8 to 20 years for customer-related intangible assets, 6 to 10 years for trade names (excluding legacy Express Scripts, Inc. (“ESI”) trade names which have an indefinite life), and 5 years for miscellaneous intangible assets.

Note 5 - Earnings per share

Basic EPS is computed using the weighted-average number of common shares outstanding during the period. Diluted EPS is computed in the same manner as basic EPS, but adds the number of additional common shares that would have been outstanding for the period if the dilutive potential common shares had been issued. All shares are calculated under the “treasury stock” method. Following is the reconciliation between the number of weighted-average shares used in the basic and diluted EPS calculations:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2017	2016	2017	2016
Weighted-average number of common shares outstanding during the period—basic	571.8	622.6	585.1	632.9
Dilutive common stock equivalents:(1)
Outstanding stock options, restricted stock units and executive deferred compensation units	2.9	4.5	3.3	4.5
Weighted-average number of common shares outstanding during the period—diluted	574.7	627.1	588.4	637.4

(1)
Excludes equity award shares of 9.2 million and 8.6 million for the three months ended September 30, 2017 and 2016, respectively, and 9.2 million and 7.8 million for the nine months ended September 30, 2017 and 2016, respectively. These shares were excluded because the effect is anti-dilutive.

Note 6 - Financing

Our debt, issued by us, ESI and Medco Health Solutions, Inc. (“Medco”), net of unamortized discounts, premiums and financing costs, consists of:

			September 30, 2017	December 31, 2016
Long-term Debt	Issuer	Basis Points(1)	Carrying Amount (in millions)
Senior notes(2)
$500.0 million, 1.250% senior notes due June 2017(3)	Express Scripts	10	$—	$499.6
$1,200.0 million, 7.125% senior notes due March 2018(3)	Medco	50	845.9	868.8
$1,000.0 million, 2.250% senior notes due June 2019(3)	Express Scripts	15	996.6	995.1
$500.0 million, 7.250% senior notes due June 2019(3)	ESI	50	336.6	336.2
$500.0 million, 4.125% senior notes due September 2020(3)	Medco	25	503.2	504.0
$500.0 million, 3.300% senior notes due February 2021(3)	Express Scripts	35	496.6	495.9
$1,250.0 million, 4.750% senior notes due November 2021(3)	Express Scripts	45	1,241.0	1,239.5
$1,000.0 million, 3.900% senior notes due February 2022(3)	Express Scripts	40	986.3	984.1
$1,000.0 million, 3.000% senior notes due July 2023(3)	Express Scripts	25	993.3	992.5
$1,000.0 million, 3.500% senior notes due June 2024(3)	Express Scripts	20	989.4	988.3
$1,500.0 million, 4.500% senior notes due February 2026(3)	Express Scripts	45	1,482.6	1,481.2
$1,500.0 million, 3.400% senior notes due March 2027(4)	Express Scripts	30	1,489.6	1,488.7
$700.0 million, 6.125% senior notes due November 2041(3)	Express Scripts	50	444.2	444.0
$1,500.0 million, 4.800% senior notes due July 2046(3)	Express Scripts	40	1,483.4	1,483.0
Total senior notes			12,288.7	12,800.9
Term loan
$3,000.0 million, term loan due April 2020(5)	Express Scripts	N/A	2,619.1	2,767.4
Total debt			14,907.8	15,568.3
Current maturities of debt
$500.0 million, 1.250% senior notes due June 2017(2)(3)	Express Scripts	10	—	499.6
$1,200.0 million, 7.125% senior notes due March 2018(2)(3)	Medco	50	845.9	—
$3,000.0 million, term loan due April 2020(5)	Express Scripts	N/A	335.2	222.7
Total current maturities of long-term debt			1,181.1	722.3
Total long-term debt			$13,726.7	$14,846.0

(1)
All senior notes are redeemable prior to maturity at a price equal to the greater of (1) 100% of the aggregate principal amount of any notes being redeemed; or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus the basis points as indicated, plus in each case, unpaid interest on the notes being redeemed accrued to the redemption date.

(2)
All senior notes are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed on a senior unsecured basis by Express Scripts (if issued by either Medco or ESI) and by most of our current and future 100% owned domestic subsidiaries.

(3)	Senior notes require interest to be paid semi-annually, commencing six months subsequent to issuance.
(4)	Senior notes require interest to be paid semi-annually in March and September.
(5)	The 2015 five-year term loan (as defined below) had average interest rates of 2.48% and 1.80% as of September 30, 2017 and December 31, 2016, respectively.

Bank credit facilities. In April 2015, we entered into a credit agreement (the “credit agreement”) providing for a five-year $2.0 billion revolving credit facility (the “2015 revolving facility”) and a five-year $3.0 billion term loan (the “2015 five-year term loan”). At September 30, 2017, no amounts were outstanding under the 2015 revolving facility. We make quarterly principal payments on the 2015 five-year term loan. At September 30, 2017, $337.5 million of the 2015 five-year term loan, and a proportionate amount of unamortized financing costs, was considered current maturities of long-term debt.

The credit agreement requires interest to be paid, at our option, at LIBOR or an adjusted base rate, plus applicable margin. The applicable margin over LIBOR ranges from 0.900% to 1.300% for the 2015 revolving facility, depending on our consolidated leverage ratio, and ranges from 1.000% to 1.500% for the 2015 five-year term loan, depending on our consolidated leverage ratio. The applicable margin over the adjusted base rate ranges from 0.000% to 0.300% for the 2015 revolving facility, and 0.000% to 0.500% for the 2015 five-year term loan. We are required to pay commitment fees on the 2015 revolving facility, which range from 0.100% to 0.200% of the revolving loan commitments, depending on our consolidated leverage ratio.

We have two additional credit agreements, each providing for an uncommitted revolving credit facility: $150.0 million executed August 2015 and amended most recently in May 2017 with a termination date of May 2018, and $130.0 million executed May 2017 with a termination date of May 2018. At September 30, 2017, no amounts were drawn under either facility. In April 2017, we terminated a separate $130.0 million uncommitted revolving credit facility executed December 2014 and amended October 2015 and April 2016.

Covenants. Our bank financing arrangements and senior notes contain certain customary covenants that restrict our ability to incur additional indebtedness, create or permit liens on assets and engage in mergers or consolidations. The covenants related to bank financing arrangements also include, among other things, a maximum leverage ratio. The 7.125% senior notes due March 2018 issued by Medco are also subject to an interest rate adjustment in the event of a downgrade in our credit ratings to below investment grade. At September 30, 2017, we were in compliance with all covenants associated with our debt instruments.

Note 7 - Income taxes

Our effective tax rate attributable to Express Scripts increased to 37.2% for both the three and nine months ended September 30, 2017 from 36.9% and 35.9%, respectively, for the same periods in 2016 due to discrete events. We increased our unrecognized tax benefits primarily due to increases related to current and prior year tax positions by $163.8 million and $199.6 million, respectively, for the three and nine months ended September 30, 2017.

We recognized net discrete charges of $5.8 million and $15.5 million for the three and nine months ended September 30, 2017, respectively, compared to net discrete benefits of $2.2 million and $35.7 million, respectively, for the same periods in 2016. Our 2017 net discrete tax items primarily relate to additions in our unrecognized tax benefits on prior year tax positions and a revaluation of our deferred tax attributes due to changes in effective tax rates offset by a reduction in our unrecognized tax benefits due to settlement of prior year examinations and prior year claims. Our 2016 net discrete benefits primarily relate to changes in our unrecognized tax benefits.

Note 8 - Common stock

Under our share repurchase program, we repurchased 11.5 million shares for $712.8 million during the three months ended September 30, 2017 and 43.3 million shares for $2,770.2 million during the nine months ended September 30, 2017 (including 0.5 million shares for $34.5 million that were repurchased but not settled as of September 30, 2017). We repurchased 14.1 million shares for $1,132.5 million for the three months ended September 30, 2016 and 62.6 million shares for $4,717.7 million during the nine months ended September 30, 2016. As of September 30, 2017, there were 35.9 million shares remaining under our share repurchase program. Share repurchases made during the three and nine months ended September 30, 2017 were made pursuant to Rule 10b5-1 plans implemented on February 15, 2017 (the “February 2017 Rule 10b5-1 plan”) and July 26, 2017 (the “July 2017 Rule 10b5-1 plan”), as well as through open market purchases. The February 2017 Rule 10b5-1 plan was completed on June 30, 2017 and the July 2017 Rule 10b5-1 plan was completed on October 9, 2017. Additional share repurchases, if any, will be made through open market purchases, Rule 10b5-1 plans, accelerated share repurchases, privately negotiated transactions or other transactions in such amounts and at such times as we deem appropriate based upon prevailing market and business conditions and other factors.

Note 9 - Stock-based compensation plans

Under the 2016 Long-Term Incentive Plan (the “2016 LTIP”), we may issue stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance share awards and other types of awards. The maximum number of shares available for awards under the 2016 LTIP is 33.0 million. The maximum term of stock options, SARs, restricted stock awards, restricted stock units and performance shares granted under the 2016 LTIP is 10 years.

Effective May 4, 2016, no additional awards may be granted under the 2011 Long-Term Incentive Plan (the “2011 LTIP”), the Accredo Health, Incorporated 2002 Long-Term Incentive Plan (the “Accredo Plan”), the ESI 2000 Long-Term Incentive Plan (the “2000 LTIP”) or the Medco 2002 Stock Incentive Plan (the “2002 SIP”) (except to settle awards outstanding under these plans), which authorized the grant of various equity awards with various terms to our officers, members of our Board of Directors and other key employees. However, the terms of these plans will continue to govern awards outstanding under these plans.

The provisions of the 2016 LTIP, the 2011 LTIP, the Accredo Plan, the 2000 LTIP and the 2002 SIP (collectively, the “stock incentive plans”) allow employees to use shares to cover tax withholding on stock awards (a feature which has also been approved by the Compensation Committee of our Board of Directors). Upon vesting of restricted stock units and performance shares, employees have taxable income subject to statutory withholding requirements. The number of shares issued to employees may be reduced by the number of shares having a market value equal to our minimum statutory withholding for federal, state and local tax purposes.

Under the stock incentive plans, we have issued stock options, restricted stock units and performance shares. All such awards are settled by issuance of new shares.

Awards granted under the stock incentive plans are subject to accelerated vesting under certain specified circumstances, including upon a change in control and termination, and are also subject to forfeiture without consideration upon termination of employment under certain circumstances. The maximum term of stock options is generally 10 years.

As of January 1, 2017, under ASU 2016-09, excess tax benefits, which are immaterial for the three and nine months ended September 30, 2017, are prospectively recognized as income tax expense on our consolidated statement of operations and prospectively recognized as an operating activity on our consolidated statement of cash flows for the nine months ended September 30, 2017. Prior periods have not been retrospectively adjusted for adoption of this standard. We have also elected to continue to estimate the number of awards that are expected to vest. The remaining amendments to this standard, as noted in Note 1 - Summary of significant accounting policies, are either not applicable or do not change our current accounting practices and thus do not impact our consolidated financial statements, including our consolidated statement of cash flows.

We recognized stock-based compensation expense of $25.9 million and $27.2 million in the three months ended September 30, 2017 and 2016, respectively, and $78.0 million and $81.9 million in the nine months ended September 30, 2017 and 2016, respectively. Unamortized stock-based compensation as of September 30, 2017 was $20.9 million for stock options and $85.2 million for restricted stock units and performance shares.

Stock options. During the nine months ended September 30, 2017, we granted 0.8 million stock options with a weighted-average fair market value of $13.89 per share. Stock options granted generally have three-year graded vesting. There were no stock options issued during the three months ended September 30, 2017.

The fair value of stock options granted was estimated on the date of grant using a Black-Scholes multiple option-pricing model with the following weighted-average assumptions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Expected life of option	N/A	3-5 years	3-5 years	3-5 years
Risk-free interest rate	N/A	0.9%-1.2%	1.5%-2.1%	0.9%-1.4%
Expected volatility of stock	N/A	20%-25%	21%-23%	20%-25%
Expected dividend yield	N/A	None	None	None

The Black-Scholes model requires subjective assumptions, including future stock price volatility and expected time to exercise, which affect the calculated values. The expected term and forfeiture rate of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior as well as expected behavior on outstanding options. The risk-free rate is based on the United States Treasury rates in effect during the corresponding period of grant. The expected volatility is based on the historical volatility of our stock price. These factors could change in the future, which would affect the stock-based compensation expense recognized in future periods.

Restricted stock units and performance shares. During the nine months ended September 30, 2017, we granted 1.7 million restricted stock units and performance shares with a weighted-average fair market value of $67.41 per share. Restricted stock units generally have three-year graded vesting. Performance shares generally have three-year cliff vesting. The number of performance shares that ultimately vest is dependent upon the achievement of specific performance metrics. The original grant of performance shares is subject to a multiplier of up to 2.5 based on the achievement of the performance metrics. Due to the achievement of certain performance metrics, during the nine months ended September 30, 2017, 0.1 million shares of common stock were issued in settlement of performance shares granted in March 2014.

Note 10 - Commitments and contingencies

We are subject to various legal proceedings, investigations, government inquiries and claims pending against us or our subsidiaries, including, but not limited to, those relating to regulatory, commercial, employment and employee benefits. We record accruals for certain of our outstanding legal proceedings, investigations and claims when we believe it is probable a liability will be incurred and the amount of loss can be reasonably estimated. On a quarterly basis, we evaluate developments in legal proceedings, investigations and claims that could affect the amount of any accrual, as well as any developments that would make a loss both probable and reasonably estimable.

We record self-insurance accruals based on estimates of the aggregate liability of claim costs (including defense costs) in excess of our insurance coverage. The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable. If the range of possible loss is broad, and no amount within the range is more likely than any other, the liability accrual is based on the low end of the range.

When a loss contingency is not believed to be both probable and estimable, we do not establish an accrued liability. However, if the loss (or an additional loss in excess of the accrual) is believed to be at least a reasonable possibility and material, then we disclose an estimate of the possible loss or range of loss, if such estimate can be made, or disclose an estimate cannot be made.

The legal proceedings, investigations, government inquiries and claims pending against us or our subsidiaries include, among others, multi-district litigation, class action lawsuits, antitrust allegations, qui tam lawsuits (“whistleblower” actions) and various governmental inquiries and informational subpoenas.

The assessment of whether a loss is probable and reasonably estimable involves a series of complex judgments about future events. We are often unable to estimate a range of loss due to significant uncertainties, particularly where (i) the damages sought are unspecified or indeterminate; (ii) the proceedings are in the early stages; (iii) the matters involve novel or unsettled legal theories or a large number of parties; (iv) class action status may be sought and certified; (v) it is questionable whether asserted claims or allegations will survive dispositive motion practice; (vi) the impact of discovery on the legal process is unknown; (vii) the settlement posture of the parties has not been determined and/or (viii) in the case of certain government agency investigations, whether a sealed qui tam lawsuit has been filed and whether the government agency makes a decision to intervene in the lawsuit following investigation. Accordingly, for many proceedings, we are currently unable to estimate the loss or a range of possible loss.

For a limited number of proceedings, we may be able to reasonably estimate the possible range of loss in excess of any accruals. However, we believe such proceedings, individually and in the aggregate, when finally resolved, are not reasonably likely to have a material adverse effect on our cash flow or financial condition. We also believe any amount that could be reasonably estimated in excess of accruals, if any, for such proceedings is not material. However, an unexpected adverse resolution of one or more of such proceedings could have a material adverse effect on our results of operations in a particular quarter or fiscal year. For purposes of this Note 10, the “Company” refers to Express Scripts Holding Company and its subsidiaries if named as defendants or identified as the subjects in the matters discussed below.

We cannot predict the timing or outcome of the matters described below:

•
Jerry Beeman, et al. v. Caremark, et al. Plaintiffs allege that the Company and the other defendants failed to comply with statutory obligations to provide California clients with the results of a bi-annual survey of retail drug prices. On November 14, 2016, the district court denied plaintiffs’ motion for class certification, holding that the proposed class representatives and counsel were inadequate to represent a class. Plaintiffs’ request to substitute the proposed class representatives was denied on June 9, 2017. On October 6, 2017, defendants moved for sanctions against plaintiffs for destroying evidence and requested the case be dismissed with prejudice.

•
Brady Enterprises, Inc., et al. v. Medco Health Solutions, Inc., and North Jackson Pharmacy, Inc., et al. v. Express Scripts, Inc., et al. Plaintiffs assert claims for violation of the Sherman Antitrust Act. The court has entered an order denying class certification in the Brady case and decertifying the class against the Company in the North Jackson case. The Brady plaintiffs have filed a motion requesting reconsideration of the court’s denial of class certification.

•
Anthem, Inc. v. Express Scripts, Inc. Anthem, Inc. (for purposes of this Note 10, “Anthem”) filed this lawsuit alleging various breach of contract claims against the Company relating to the parties’ rights and obligations under the periodic pricing review section of the pharmacy benefit management agreement between the parties, including allegations that the Company failed to negotiate new pricing concessions in good faith, as well as various alleged service issues. Anthem requests the court enter declaratory judgment that the Company is required to provide Anthem competitive benchmark pricing, that Anthem can terminate the agreement, and that the Company is required to provide Anthem with post-termination services at competitive benchmark pricing for one year following any termination by Anthem. Anthem claims it is entitled to $13.0 billion in additional pricing concessions over the remaining term of the agreement as well as $1.8 billion for one year following any contract termination by Anthem, and $150.0 million in damages for service issues (for purposes of this Note 10, “Anthem’s Allegations”). On April 19, 2016, in response to Anthem’s complaint, the Company filed its answer denying Anthem’s Allegations in their entirety and asserting affirmative defenses and counterclaims against Anthem. The court subsequently granted Anthem’s motion to dismiss two of six counts of the Company’s amended counterclaims.

•
In re Express Scripts Holdings Company Securities Litigation. Plaintiff filed this putative securities class action complaint on behalf of all persons or entities that purchased or otherwise acquired the Company’s publicly traded common stock between February 24, 2015 and March 21, 2016 and alleges the Company and named individuals violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 by carrying out a scheme to defraud the investing public. Plaintiff seeks compensatory damages in favor of plaintiff and other class members, attorneys’ fees and costs, and equitable relief. Plaintiff adopts many of Anthem’s Allegations in support of their claim. On August 1, 2017, the court granted the Company’s motion to dismiss the complaint in its entirety. On August 30, 2017, Plaintiff filed an amended complaint alleging similar claims.

•
M. Scott Brewer, et al., in their capacities as Trustees for the Carpenters Pension Fund of West Virginia, derivatively on behalf of Express Scripts Holding Company v. Maura C. Breen, et al. Plaintiffs filed this stockholder derivative lawsuit alleging certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched and also asserting a claim for corporate waste. Plaintiffs adopt many of Anthem’s Allegations in support of their claim. Plaintiffs seek damages on behalf of the Company from the individual defendants, an accounting by the individual defendants for all damages, profits, special benefits and unjust enrichment and imposition of a constructive trust, judgment directing the Company to take all necessary actions to reform and improve its corporate governance and internal control procedures, punitive damages, and an award of attorneys’ fees and costs.

•
Randy Green v. George Paz, et al. Plaintiff alleges certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched. Plaintiff adopts many of Anthem’s Allegations in support of his claims that individual defendants breached fiduciary duties of loyalty, good faith, fair dealing, and candor, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem, and for contribution to and indemnification of the Company in connection with all claims that have been, are, or may in the future be asserted against the Company because of the individual defendants’ wrongdoing. On June 12, 2017, the court stayed this action until resolution of the Carpenters derivative action, described above, in the United States District Court for the Southern District of New York.

•
Abraham Neufeld, derivatively on behalf of nominal defendant Express Scripts Holding Company v. George Paz, et al.; Robert Jessup, derivatively on behalf of Express Scripts Holding Company v. Timothy Wentworth, et al.; and Richard Weisglas, derivatively on behalf of Express Scripts Holding Company v. Express Scripts Holding Company, George Paz, et al. These cases were consolidated on December 21, 2016, and on April 13, 2017 plaintiffs filed a consolidated amended complaint. Plaintiffs’ consolidated amended complaint alleges certain current and former officers and directors of the Company breached fiduciary duties and were unjustly enriched, and that certain defendants engaged in “insider selling.” Plaintiffs adopt many of Anthem’s Allegations in support of their claims that the individual defendants breached fiduciary duties of loyalty, good faith, candor, and due care, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem. Plaintiffs seek damages on behalf of the Company from the individual defendants, equitable relief, and attorneys’ fees and costs. On August 11, 2017, the court stayed this action until resolution of the Carpenters derivative action, described above, in the United States District Court for the Southern District of New York.

•
Kurt Wilson v. George Paz, et al. Plaintiff alleges that certain current and former officers and directors of the Company breached fiduciary duties, were unjustly enriched, committed abuse of control and gross mismanagement, and that certain defendants engaged in “insider selling.” Plaintiff adopts many of Anthem’s Allegations in support of the claims that the individual defendants breached fiduciary duties of loyalty, good faith, candor, and due care, which caused the Company to issue false and misleading statements regarding the Company’s relationship with Anthem. Plaintiff seeks damages on behalf of the Company from the individual defendants, equitable relief, and attorneys’ fees and costs.

•
In re Express Scripts/Anthem ERISA Litigation (consolidating John Doe One and John Doe Two v. Express Scripts, Inc. and Karen Burnett, Brendan Farrell, and Robert Shullich v. Express Scripts, Inc. and Anthem, Inc.). Plaintiffs filed a Second Amended Consolidated Class Action Complaint on behalf of health plan beneficiaries who are enrolled in health care plans that are insured or administered by Anthem. Plaintiffs allege that the Company and Anthem breached fiduciary duties and otherwise violated their legal obligations under ERISA, that the Company engaged in mail fraud, wire fraud and other racketeering activity through its invoicing system with Anthem, that the Company breached its contract with Anthem, that plaintiffs are entitled to equitable relief under theories including unjust enrichment, that the Company violated unfair and deceptive trade practices statutes, that Anthem breached the covenant of good faith and fair dealing implied in health plans, and that ESI violated the anti-discrimination provisions of the Affordable Care Act. Plaintiffs adopt many of Anthem’s Allegations in support of their claim. Plaintiffs seek compensatory damages, declaratory relief, equitable relief and attorneys’ fees and costs. The Company’s motion to dismiss Plaintiffs’ claims has been fully briefed and remains pending with the court.

•
Frank Barnett, et al. v. Novo Nordisk, Inc., Eli Lilly and Company, Sanofi-Aventis U.S., LLC, Express Scripts Holding Company, Express Scripts, Inc., CVS Health Corp., and UnitedHealth Group, Inc., OptumRx, Inc. Plaintiffs allege, inter alia, that the defendants entered into “exclusionary” agreements that granted exclusive formulary placement for certain analog insulin products in return for higher rebate payments. The complaint alleges that these agreements had the effect of driving up analog insulin costs for the putative class members and violated Sections 1 and 3 of the Sherman Act, the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and the competition and consumer protection laws of various states, U.S. territories, and the District of Columbia. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs.

•
Julia Boss, et al. v. CVS Health Corporation, Caremark Rx, LLC, Express Scripts Holding Company, Express Scripts, Inc., UnitedHealth Group, Inc., OptumRx, Inc., Sanofi-Aventis U.S. LLC, Novo Nordisk Inc., and Eli Lilly and Company. Plaintiffs allege similar allegations to those alleged in the Barnett complaint described above. In addition, plaintiffs also allege that defendants violated ERISA. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs.

•
Scott Christensen, et al. v. Novo Nordisk, Inc., Eli Lilly and Company, Sanofi-Aventis U.S., LLC, Express Scripts Holding Company, Express Scripts, Inc., CVS Health Corp., and UnitedHealth Group, Inc., OptumRx, Inc. Plaintiffs allege similar allegations to those alleged in the Barnett complaint described above. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs.

•
MSP Recovery Claims, Series, LLC, et al. v. CVS Health Corporation, et al. Plaintiffs allege similar factual allegations to those alleged in the Barnett complaint described above, except that Plaintiffs assert claims only for purported RICO violations, common law fraud and unjust enrichment. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs.

•
Jeanine Prescott, et al. v. CVS Health Corporation, et al. Plaintiffs allege, inter alia, that the defendants entered into “exclusionary” agreements that granted exclusive formulary placement for certain blood glucose test strips in return for higher rebate payments. The complaint alleges that these agreements had the effect of driving up the costs of such test strips for the putative class members and violated RICO, ERISA and the competition and consumer protection laws of various states. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs. On August 2, 2017, certain defendants, including the Company, moved to transfer this action to the United States District Court for the District of New Jersey and that motion remains pending.

•
Michael Bewley, et al. v. CVS Health Corporation, et al. Plaintiffs allege, inter alia, that the defendants entered into “exclusionary” agreements that granted exclusive formulary placement for certain glucagon products in return for higher rebate payments. The complaint alleges that these agreements had the effect of driving up the costs of such products for the putative class members and violated Sections 1 and 3 of the Sherman Act, RICO, ERISA and the competition and consumer protection laws of various states, U.S. territories and the District of Columbia. Plaintiffs seek treble damages, equitable relief and attorneys’ fees and costs. On July 27, 2017, defendants moved to transfer this action to the United States District Court for the District of New Jersey and that motion remains pending.

•
Elan and Adam Klein, et al. v. Prime Therapeutics, LLC; Express Scripts Holding Co.; Express Scripts, Inc.; Medco Health Solutions, Inc.; CVS Health Corp.; Caremark, L.L.C.; Caremark Rx, L.L.C.; and CaremarkPCS Health, L.L.C. Plaintiffs allege that defendants violated legal obligations under ERISA by negotiating increasingly large rebates from Mylan, which allegedly caused an increase in the price of EpiPen products. Plaintiffs further allege that defendants retained a significant portion of rebates, rather than passing them on to class members (who are participants in, or beneficiaries of, health insurance plans governed by ERISA who purchased EpiPen products). The Company moved to dismiss Plaintiffs’ claims, and Plaintiffs recently responded by filing an amended complaint. The case is subject to a conditional order transferring the proceedings to a Kansas federal court for centralization with a multidistrict litigation, In re: EpiPen (Epinephrine Injection, USP) Marketing, Sales Practices & Antitrust Litigation, MDL No. 2785 (J.P.M.L). The Company has filed a motion to vacate the conditional transfer order.

•
Traci Brannon, Lindsey Rizzo, and Jamie Herr v. Express Scripts Holding Company, Express Scripts, Inc., UnitedHealth Group, Inc., OptumRx, Inc., and Prime Therapeutics, LLC. Plaintiffs make similar allegations to those in the Klein complaint described above. The case is subject to a pending request to consolidate the proceedings into a multidistrict litigation also pending in Kansas federal court, In re: EpiPen (Epinephrine Injection, USP) Marketing, Sales Practices & Antitrust Litigation, MDL No. 2785 (J.P.M.L). The Company has opposed consolidation, and have moved to transfer the case to Minnesota.

•
City of Rockford v. Mallinckrodt ARD, Inc., f/k/a Questcor Pharmaceuticals, Inc.; Mallinckrodt plc; Express Scripts Holding Company; Express Scripts, Inc.; CuraScript, Inc., d/b/a CuraScript, SD; Accredo Health Group, Inc.; and United BioSource Corporation. Plaintiff filed an amended complaint on behalf of a putative class of third-party payors and their beneficiaries alleging that Mallinckrodt ARD, Inc. and Mallinckrodt plc (for purposes of this Note 10, collectively “Mallinckrodt”), the manufacturer of Acthar, an adrenocorticotropic hormone, unlawfully maintained a monopoly in an alleged market for Acthar drugs by, inter alia, acquiring its only potential competitor and that the Company has aided this scheme by acting as Mallinckrodt’s exclusive agent and/or distributor for Acthar. Plaintiff also alleges that the Company is its pharmacy benefit manager and that the Company has breached contractual obligations to plaintiff by not adequately containing the costs that plaintiff has paid for Acthar. Plaintiff alleges violations of Sections 1 and 2 of the Sherman Act, state antitrust laws and RICO. Plaintiff also brings claims for breach of contract, breach of the implied covenant of good faith and fair dealing, promissory estoppel, unjust enrichment, fraud and conspiracy to defraud. Plaintiff seeks treble damages, equitable relief and attorneys’ fees and costs.

•	We are the subject of various qui tam matters:

•
United States ex. rel. Steve Greenfield, et al. v. Medco Health Solutions, Inc., Accredo Health Group, Inc., and Hemophilia Health Services, Inc. The complaint alleges defendants violated the federal False Claims Act, the Anti-Kickback Statute, the Civil Monetary Penalty Statute and various state and local false claims statutes. The court granted the Company’s motion for summary judgment and Greenfield has appealed the decision. Oral arguments were heard September 27, 2017.

•
United States of America ex. rel. Shane Lager v. CSL Behring, LLC, CSL Limited, Accredo Health, Inc., and Coram LLC. The complaint alleged the Company violated the federal False Claims Act. The court granted the Company’s motion to dismiss and Lager appealed the decision. On May 5, 2017, the United States Court of Appeals for the Eighth Circuit affirmed the dismissal.

•	We have received and intend to cooperate with various subpoenas or other requests from government agencies seeking information and have included descriptions of certain specific requests below:

•
Insulin Pricing Investigation. The Company has received a Civil Investigative Demand from the Office of the Attorney General of Washington in connection with a pending investigation into potential unfair and deceptive acts or practices related to the pricing, reimbursement and rebates for insulin products and possible contracts, combinations or conspiracies in restraint of trade in the setting of prices for insulin products. The Office of the Attorney General of Washington has notified the Company that information provided in response to the Civil Investigative Demand will be shared with the Attorneys General of California, Florida and New Mexico.

•
Insulin and Epinephrine Pricing Investigation. The Company has received a Civil Investigative Demand from the Attorney General of Minnesota in connection with a pending investigation into potential unfair and deceptive acts or practices related to the pricing, reimbursement and rebates for insulin products and epinephrine and possible contracts, combinations or conspiracies in restraint of trade in the setting of prices for insulin products and epinephrine.

•
Opioid Investigation. The Company received a request for information from the Office of Attorney General of New York regarding steps taken by the Company to fight opioid abuse in connection with a pending investigation into opioid-related deaths, overdoses, and hospitalizations.

While we believe our services and business practices are in substantial compliance with applicable laws, rules and regulations in all material respects, we cannot predict the outcome of these actions at this time. An unfavorable outcome in one or more of these matters could result in the imposition of judgments, monetary fines or penalties or injunctive or administrative remedies. It is not possible to predict with certainty the outcome of these claims, and we can give no assurance that any losses in excess of our insurance and any self-insurance accruals will not be materially adverse to our financial results.

Note 11 - Segment information

We report segments on the basis of products and services offered and have determined we have two reportable segments: PBM and Other Business Operations. Within the Other Business Operations segment, we have aggregated two operating segments that do not meet the quantitative and qualitative criteria to be separately reported.

Operating income is the measure used by our chief operating decision maker to assess the performance of each of our operating segments. Following is information about our reportable segments, including a reconciliation of operating income to income before income taxes for the three and nine months ended September 30, 2017 and 2016.

(in millions)	PBM(1)	Other Business Operations	Total
For the three months ended September 30, 2017
Product revenues:
Network revenues(2)	$12,182.9	$—	$12,182.9
Home delivery and specialty revenues(3)	10,948.3	—	10,948.3
Other revenues(4)	—	1,130.2	1,130.2
Service revenues	341.9	80.1	422.0
Total revenues	23,473.1	1,210.3	24,683.4
Depreciation and amortization expense	443.5	5.9	449.4
Operating income	1,456.3	22.1	1,478.4
Interest income and other			13.6
Interest expense and other			(147.7)
Income before income taxes			1,344.3
Capital expenditures	67.8	4.2	72.0
For the three months ended September 30, 2016
Product revenues:
Network revenues(2)	$13,000.6	$—	$13,000.6
Home delivery and specialty revenues(3)	11,031.8	—	11,031.8
Other revenues(4)	—	922.2	922.2
Service revenues	377.0	78.5	455.5
Total revenues	24,409.4	1,000.7	25,410.1
Depreciation and amortization expense	529.9	7.8	537.7
Operating income	1,404.9	11.1	1,416.0
Interest income and other			8.3
Interest expense and other			(273.4)
Income before income taxes			1,150.9
Capital expenditures	74.3	4.8	79.1
For the nine months ended September 30, 2017
Product revenues:
Network revenues(2)	$36,982.2	$—	$36,982.2
Home delivery and specialty revenues(3)	33,142.5	—	33,142.5
Other revenues(4)	—	3,270.5	3,270.5
Service revenues	1,041.4	249.2	1,290.6
Total revenues	71,166.1	3,519.7	74,685.8
Depreciation and amortization expense	1,326.3	17.9	1,344.2
Operating income	3,855.8	55.8	3,911.6
Interest income and other			28.7
Interest expense and other			(439.9)
Income before income taxes			3,500.4
Capital expenditures	164.9	12.4	177.3
For the nine months ended September 30, 2016
Product revenues:
Network revenues(2)	$39,085.3	$—	$39,085.3
Home delivery and specialty revenues(3)	32,464.8	—	32,464.8
Other revenues(4)	—	2,578.3	2,578.3
Service revenues	1,047.2	248.6	1,295.8
Total revenues	72,597.3	2,826.9	75,424.2
Depreciation and amortization expense	1,587.3	23.9	1,611.2
Operating income	3,573.1	40.0	3,613.1
Interest income and other			27.4
Interest expense and other			(548.8)
Income before income taxes			3,091.7
Capital expenditures	224.6	13.0	237.6

(1)
PBM total revenues and operating income for the nine months ended September 30, 2017 and 2016 includes $52.6 million and $106.6 million, respectively, related to a large client. These amounts were realized in the second quarters of each of 2017 and 2016 due to the structure of the contract.

(2)
Includes retail pharmacy co-payments of $1,925.8 million and $2,008.5 million for the three months ended September 30, 2017 and 2016, respectively, and $6,409.7 million and $6,685.9 million for the nine months ended September 30, 2017 and 2016, respectively.

(3)	Includes home delivery and specialty, including drugs we distribute to other PBMs’ clients under limited distribution contracts with pharmaceutical manufacturers and Freedom Fertility claims.
(4)	Includes other revenues related to drugs distributed through patient assistance programs.

PBM product revenues consist of revenues from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks and revenues from the dispensing of prescription drugs from our home delivery and specialty pharmacies. Other Business Operations product revenues consist of distribution services of specialty pharmaceuticals and providing consulting services for pharmaceutical and biotechnology manufacturers to collect scientific evidence to guide the safe, effective and affordable use of medicines. PBM service revenues include administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, informed decision counseling services and specialty pharmacy services. Other Business Operations service revenues include revenues related to data analytics and research.

Following is the summary of total assets by reportable segment:

(in millions)	September 30, 2017	December 31, 2016
PBM	$49,662.3	$50,432.7
Other Business Operations	1,543.9	1,312.2
Total assets	$51,206.2	$51,744.9

We have contracts with Anthem and the United States Department of Defense which represent 19% and 11%, respectively, of consolidated revenues for the three months ended September 30, 2017 and 19% and 12%, respectively, of consolidated revenues for the nine months ended September 30, 2017.

Revenues earned by our international businesses totaled $29.9 million and $22.2 million for the three months ended September 30, 2017, and 2016, respectively, and $79.6 million and $66.3 million for the nine months ended September 30, 2017 and 2016, respectively. All other revenues were earned in the United States. Long-lived assets of our international businesses (consisting primarily of fixed assets) totaled $30.2 million and $24.1 million as of September 30, 2017 and December 31, 2016, respectively. All other long-lived assets are domiciled in the United States.

Note 12 - Condensed consolidating financial information

The senior notes issued by ESI, Medco and us are jointly and severally and fully and unconditionally (subject to certain customary release provisions, including sale, exchange, transfer or liquidation of the guarantor subsidiary) guaranteed by ESI, Medco and us, as applicable. The following condensed consolidating financial information has been prepared in accordance with the requirements for presentation of such information. The condensed consolidating financial information presented below is not indicative of what the financial position, results of operations or cash flows would have been had each of the entities operated as an independent company during the period for various reasons, including, but not limited to, intercompany transactions and integration of systems.

On October 26, 2017, the Company entered into an Amendment and Restatement Agreement with ESI, Medco, the lenders party thereto, Citibank, N.A., as administrative agent, and Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Company’s existing credit agreement, which amended and restated the Company’s existing credit agreement (as amended and restated, the “Credit Agreement”). The Credit Agreement provides for a five-year revolving loan facility in an aggregate principal amount of $3.5 billion and continues an existing five-year term loan in an outstanding aggregate principal amount of $2.625 billion.

In connection with entering into the Credit Agreement, on October 26, 2017, the Company sent a notice to the respective trustees under the indentures governing the Company’s outstanding senior notes (including notes issued by ESI and Medco) that, effective as of October 26, 2017, simultaneously with the closing of the Credit Agreement, each of the guarantors under such indentures, other than the Company, ESI and Medco, as applicable, was automatically released from all of its respective obligations under such indentures and its respective guarantees of the outstanding senior notes of the Company, ESI and Medco issued thereunder. As such, the historical subsidiary guarantors have been combined with the historical subsidiary non-guarantors, to reflect the new subsidiary non-guarantor presentation effective as of October 26, 2017 as shown below. The condensed consolidating financial information is presented separately for:

(i)	Express Scripts (the Parent Company), the issuer of certain guaranteed obligations;

(ii)	ESI, guarantor, the issuer of additional guaranteed obligations;

(iii)	Medco, guarantor, the issuer of additional guaranteed obligations;

(iv)	Non-guarantor subsidiaries, on a combined basis;

(v)
Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among Express Scripts, ESI, Medco and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

(vi)	Express Scripts and subsidiaries on a consolidated basis.

In 2017, as part of an ongoing reorganization since 2015, certain subsidiaries have been merged within the structure defined above through non-cash transfers. The 2017 reorganizations qualified as a transfer of assets and are reflected prospectively in the condensed consolidating balance sheet, statement of operations and statement of cash flows. These events had no impact on our consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows.

In conjunction with the ongoing reorganization, during both the first and second quarters of 2017, we executed certain intercompany agreements and transfer pricing agreements effective retrospectively to January 1, 2017. These intercompany agreements resulted in increased SG&A for our subsidiaries and reduced SG&A for ESI in the condensed consolidating statement of operations for the three and nine months ended September 30, 2017. The transfer pricing agreements resulted in increased revenues and costs of revenues for ESI, Medco and our subsidiaries with a resulting increase in the eliminations column. These events had no impact on our consolidated balance sheet, consolidated statement of operations or consolidated statement of cash flows.

Condensed Consolidating Balance Sheet

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non-Guarantors	Eliminations	Consolidated
As of September 30, 2017
Cash and cash equivalents	$1,276.8	$1,554.2	$—	$564.9	$—	$3,395.9
Receivables, net	—	3,862.1	330.5	2,678.9	—	6,871.5
Other current assets	—	286.5	—	2,125.1	—	2,411.6
Total current assets	1,276.8	5,702.8	330.5	5,368.9	—	12,679.0
Property and equipment, net	—	790.1	3.3	473.2	—	1,266.6
Investments in subsidiaries	46,836.1	13,567.9	8,949.3	—	(69,353.3)	—
Intercompany	—	—	2,677.3	17,427.3	(20,104.6)	—
Goodwill	—	3,122.4	22,609.9	3,692.5	—	29,424.8
Other intangible assets, net	—	507.7	6,168.9	1,021.2	—	7,697.8
Other assets	4.0	161.7	29.1	30.5	(87.3)	138.0
Total assets	$48,116.9	$23,852.6	$40,768.3	$28,013.6	$(89,545.2)	$51,206.2
Claims and rebates payable	$—	$6,940.5	$2,543.0	$—	$—	$9,483.5
Accounts payable	—	1,048.3	41.1	3,288.5	—	4,377.9
Accrued expenses	87.2	1,054.1	282.3	890.7	—	2,314.3
Current maturities of long-term debt	335.2	—	845.9	—	—	1,181.1
Total current liabilities	422.4	9,042.9	3,712.3	4,179.2	—	17,356.8
Long-term debt	12,886.9	336.6	503.2	—	—	13,726.7
Intercompany	18,891.1	1,213.5	—	—	(20,104.6)	—
Deferred taxes	—	—	2,199.4	1,289.8	(87.3)	3,401.9
Other liabilities	—	478.5	298.4	21.6	—	798.5
Non-controlling interest	—	—	—	5.8	—	5.8
Express Scripts stockholders’ equity	15,916.5	12,781.1	34,055.0	22,517.2	(69,353.3)	15,916.5
Total liabilities and stockholders’ equity	$48,116.9	$23,852.6	$40,768.3	$28,013.6	$(89,545.2)	$51,206.2
As of December 31, 2016
Cash and cash equivalents	$583.5	$1,234.2	$4.4	$1,255.1	$—	$3,077.2
Receivables, net	—	3,595.8	878.7	2,587.6	—	7,062.1
Other current assets	—	194.3	—	2,029.8	—	2,224.1
Total current assets	583.5	5,024.3	883.1	5,872.5	—	12,363.4
Property and equipment, net	—	780.1	3.4	490.1	—	1,273.6
Investments in subsidiaries	44,372.3	11,248.2	9,068.3	—	(64,688.8)	—
Intercompany	—	—	1,606.5	14,663.7	(16,270.2)	—
Goodwill	—	3,122.4	22,609.9	3,545.5	—	29,277.8
Other intangible assets, net	—	682.2	6,924.5	1,030.2	—	8,636.9
Other assets	7.1	219.5	25.0	46.9	(105.3)	193.2
Total assets	$44,962.9	$21,076.7	$41,120.7	$25,648.9	$(81,064.3)	$51,744.9
Claims and rebates payable	$—	$6,182.3	$2,654.6	$—	$—	$8,836.9
Accounts payable	—	1,118.2	42.5	2,715.0	—	3,875.7
Accrued expenses	125.0	1,147.2	368.4	1,352.6	—	2,993.2
Current maturities of long-term debt	722.3	—	—	—	—	722.3
Total current liabilities	847.3	8,447.7	3,065.5	4,067.6	—	16,428.1
Long-term debt	13,137.0	336.2	1,372.8	—	—	14,846.0
Intercompany	14,742.6	1,527.6	—	—	(16,270.2)	—
Deferred taxes	—	—	2,468.9	1,239.7	(105.3)	3,603.3
Other liabilities	—	378.4	228.0	17.3	—	623.7
Non-controlling interest	—	—	—	7.8	—	7.8
Express Scripts stockholders’ equity	16,236.0	10,386.8	33,985.5	20,316.5	(64,688.8)	16,236.0
Total liabilities and stockholders’ equity	$44,962.9	$21,076.7	$41,120.7	$25,648.9	$(81,064.3)	$51,744.9

Condensed Consolidating Statement of Operations and Comprehensive Income

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non-Guarantors	Eliminations	Consolidated
For the three months ended September 30, 2017
Revenues	$—	$17,032.6	$4,787.9	$15,633.9	$(12,771.0)	$24,683.4
Operating expenses	—	16,988.4	4,708.8	14,278.8	(12,771.0)	23,205.0
Operating income	—	44.2	79.1	1,355.1	—	1,478.4
Other (expense) income:
Interest (expense) income and other, net	(127.6)	1.7	(7.1)	(1.1)	—	(134.1)
Intercompany interest income (expense)	48.0	(24.0)	—	(24.0)	—	—
Other expense, net	(79.6)	(22.3)	(7.1)	(25.1)	—	(134.1)
Income (loss) before income taxes	(79.6)	21.9	72.0	1,330.0	—	1,344.3
Provision (benefit) for income taxes	(28.2)	7.1	28.8	491.6	—	499.3
Income (loss) before equity in earnings of subsidiaries	(51.4)	14.8	43.2	838.4	—	845.0
Equity in earnings of subsidiaries	893.1	768.7	66.4	—	(1,728.2)	—
Net income	841.7	783.5	109.6	838.4	(1,728.2)	845.0
Less: Net income attributable to non-controlling interest	—	—	—	3.3	—	3.3
Net income attributable to Express Scripts	841.7	783.5	109.6	835.1	(1,728.2)	841.7
Other comprehensive income	3.7	3.7	—	3.7	(7.4)	3.7
Comprehensive income attributable to Express Scripts	$845.4	$787.2	$109.6	$838.8	$(1,735.6)	$845.4
For the three months ended September 30, 2016
Revenues	$—	$9,910.4	$6,044.4	$10,445.0	$(989.7)	$25,410.1
Operating expenses	—	9,148.0	5,699.5	10,136.3	(989.7)	23,994.1
Operating income	—	762.4	344.9	308.7	—	1,416.0
Other (expense) income:
Interest expense and other, net	(211.8)	(29.9)	(21.3)	(2.1)	—	(265.1)
Intercompany interest income (expense)	132.8	(66.4)	—	(66.4)	—	—
Other expense, net	(79.0)	(96.3)	(21.3)	(68.5)	—	(265.1)
Income (loss) before income taxes	(79.0)	666.1	323.6	240.2	—	1,150.9
Provision (benefit) for income taxes	(27.9)	279.2	91.3	79.8	—	422.4
Income (loss) before equity in earnings of subsidiaries	(51.1)	386.9	232.3	160.4	—	728.5
Equity in earnings (loss) of subsidiaries	774.0	178.1	(23.3)	—	(928.8)	—
Net income	722.9	565.0	209.0	160.4	(928.8)	728.5
Less: Net income attributable to non-controlling interest	—	—	—	5.6	—	5.6
Net income attributable to Express Scripts	722.9	565.0	209.0	154.8	(928.8)	722.9
Other comprehensive loss	(1.7)	(1.7)	—	(1.7)	3.4	(1.7)
Comprehensive income attributable to Express Scripts	$721.2	$563.3	$209.0	$153.1	$(925.4)	$721.2
For the nine months ended September 30, 2017
Revenues	$—	$51,684.3	$14,305.8	$46,618.7	$(37,923.0)	$74,685.8
Operating expenses	—	51,468.0	14,039.1	43,190.1	(37,923.0)	70,774.2
Operating income	—	216.3	266.7	3,428.6	—	3,911.6
Other (expense) income:
Interest (expense) income and other, net	(381.3)	1.9	(28.2)	(3.6)	—	(411.2)
Intercompany interest income (expense)	147.0	(73.5)	—	(73.5)	—	—
Other expense, net	(234.3)	(71.6)	(28.2)	(77.1)	—	(411.2)
Income (loss) before income taxes	(234.3)	144.7	238.5	3,351.5	—	3,500.4
Provision (benefit) for income taxes	(84.8)	51.5	110.0	1,222.9	—	1,299.6
Income (loss) before equity in earnings of subsidiaries	(149.5)	93.2	128.5	2,128.6	—	2,200.8
Equity in earnings of subsidiaries	2,339.3	2,010.2	107.4	—	(4,456.9)	—
Net income	2,189.8	2,103.4	235.9	2,128.6	(4,456.9)	2,200.8
Less: Net income attributable to non-controlling interest	—	—	—	11.0	—	11.0
Net income attributable to Express Scripts	2,189.8	2,103.4	235.9	2,117.6	(4,456.9)	2,189.8
Other comprehensive income	8.4	8.4	—	8.4	(16.8)	8.4
Comprehensive income attributable to Express Scripts	$2,198.2	$2,111.8	$235.9	$2,126.0	$(4,473.7)	$2,198.2
For the nine months ended September 30, 2016
Revenues	$—	$29,302.2	$18,519.0	$30,507.1	$(2,904.1)	$75,424.2
Operating expenses	—	27,439.3	17,620.3	29,655.6	(2,904.1)	71,811.1
Operating income	—	1,862.9	898.7	851.5	—	3,613.1
Other (expense) income:
Interest (expense) income and other, net	(420.1)	(59.1)	(42.8)	0.6	—	(521.4)
Intercompany interest income (expense)	262.4	(131.2)	—	(131.2)	—	—
Other expense, net	(157.7)	(190.3)	(42.8)	(130.6)	—	(521.4)
Income (loss) before income taxes	(157.7)	1,672.6	855.9	720.9	—	3,091.7
Provision (benefit) for income taxes	(57.4)	620.8	301.9	238.6	—	1,103.9
Income (loss) before equity in earnings of subsidiaries	(100.3)	1,051.8	554.0	482.3	—	1,987.8
Equity in earnings (loss) of subsidiaries	2,070.0	509.5	(45.3)	—	(2,534.2)	—
Net income	1,969.7	1,561.3	508.7	482.3	(2,534.2)	1,987.8
Less: Net income attributable to non-controlling interest	—	—	—	18.1	—	18.1
Net income attributable to Express Scripts	1,969.7	1,561.3	508.7	464.2	(2,534.2)	1,969.7
Other comprehensive income	4.4	4.4	—	4.4	(8.8)	4.4
Comprehensive income attributable to Express Scripts	$1,974.1	$1,565.7	$508.7	$468.6	$(2,543.0)	$1,974.1

Condensed Consolidating Statements of Cash Flows

(in millions)	Express Scripts Holding Company	Express Scripts, Inc.	Medco Health Solutions, Inc.	Non-Guarantors	Eliminations	Consolidated
For the nine months ended September 30, 2017
Net cash flows provided by (used in) operating activities	$(174.8)	$868.3	$1,066.5	$2,408.8	$(187.3)	$3,981.5
Cash flows from investing activities:
Purchases of property and equipment	—	(128.0)	—	(49.3)	—	(177.3)
Acquisition of business, net of cash acquired	—	(122.7)	—	—	—	(122.7)
Other, net	—	(15.3)	—	4.0	—	(11.3)
Net cash used in investing activities	—	(266.0)	—	(45.3)	—	(311.3)
Cash flows from financing activities:
Treasury stock acquired	(2,735.7)	—	—	—	—	(2,735.7)
Repayment of long-term debt	(650.0)	—	—	—	—	(650.0)
Net proceeds from employee stock plans	51.3	—	—	—	—	51.3
Other, net	—	(19.0)	—	(190.8)	187.3	(22.5)
Net intercompany transactions	4,202.5	(263.3)	(1,070.9)	(2,868.3)	—	—
Net cash (used in) provided by financing activities	868.1	(282.3)	(1,070.9)	(3,059.1)	187.3	(3,356.9)
Effect of foreign currency translation adjustment	—	—	—	5.4	—	5.4
Net increase (decrease) in cash and cash equivalents	693.3	320.0	(4.4)	(690.2)	—	318.7
Cash and cash equivalents at beginning of period	583.5	1,234.2	4.4	1,255.1	—	3,077.2
Cash and cash equivalents at end of period	$1,276.8	$1,554.2	$—	$564.9	$—	$3,395.9
For the nine months ended September 30, 2016
Net cash flows provided by (used in) operating activities	$(1.4)	$2,136.0	$21.8	$514.1	$—	$2,670.5
Cash flows from investing activities:
Purchases of property and equipment	—	(177.4)	—	(60.2)	—	(237.6)
Other, net	—	2.3	—	(9.9)	—	(7.6)
Net cash used in investing activities	—	(175.1)	—	(70.1)	—	(245.2)
Cash flows from financing activities:
Treasury stock acquired	(3,892.7)	—	—	—	—	(3,892.7)
Repayment of long-term debt	(3,363.8)	(1,662.5)	(368.7)	—	—	(5,395.0)
Net proceeds from employee stock plans	56.0	—	—	—	—	56.0
Proceeds from long-term debt, net of discounts	5,986.8	—	—	—	—	5,986.8
Excess tax benefit relating to employee stock-based compensation	—	7.4	3.7	—	—	11.1
Other, net	(49.0)	(15.0)	28.6	(40.3)	—	(75.7)
Net intercompany transactions	1,264.1	(475.4)	311.7	(1,100.4)	—	—
Net cash (used in) provided by financing activities	1.4	(2,145.5)	(24.7)	(1,140.7)	—	(3,309.5)
Effect of foreign currency translation adjustment	—	—	—	2.6	—	2.6
Net (decrease) increase in cash and cash equivalents	—	(184.6)	(2.9)	(694.1)	—	(881.6)
Cash and cash equivalents at beginning of period	—	1,957.3	2.9	1,226.1	—	3,186.3
Cash and cash equivalents at end of period	$—	$1,772.7	$—	$532.0	$—	$2,304.7

Note 13 - Subsequent event

On October 9, 2017, we entered into an agreement to acquire privately-held eviCore healthcare (“eviCore”). eviCore offers a broad range of integrated medical benefit management solutions that drive cost reductions and improved quality care outcomes. eviCore manages benefits in categories including radiology, cardiology, musculoskeletal disorders, post-acute care and medical oncology. eviCore contracts with health plans and commercial clients to better ensure appropriate use of healthcare services. We anticipate closing the acquisition during the fourth quarter of 2017 with an estimated purchase price of approximately $3.6 billion. The acquisition is subject to regulatory clearance and other customary closing conditions. The transaction will be accounted for under the authoritative guidance for business combinations.